Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Marsha J. Akin
Investor Relations
(630) 773-3800
www.ajg.com

ARTHUR J. GALLAGHER & CO. ANNOUNCES

FIRST QUARTER 2007 FINANCIAL RESULTS

ITASCA, IL, April 24, 2007 — Gallagher today reported its financial results for the quarter ended March 31, 2007. A printer-friendly format is available at www.ajg.com.

Quarter Ended March 31

	Revenues			Pretax Earnings (Loss)		Diluted Net Earnings (Loss) Per Share
Segment	1st Q 07	1st Q 06	Chg	1st Q 07	1st Q 06	1st Q 07	1st Q 06
	($ in millions)			($ in millions)
Brokerage	$246.0	$225.2	9%	$15.5	$17.9	$0.09	$0.11
Risk Management	106.8	98.0	9%	16.7	15.2	0.10	0.09

Total Brokerage & Risk Management	352.8	323.2		32.2	33.1	0.19	0.20
Financial Services	35.4	4.3		(10.7)	(4.1)	0.01	(0.03)

Total Company	$388.2	$327.5		$21.5	$29.0	$0.20	$0.17

Other Information	1st Q 07	1st Q 06
(dollars in millions except for per share data)
Shares repurchased	557,000	—
Number of acquisitions closed	7	1
Annualized revenue acquired	$39.5	$5.0
Book value per share	$8.78	$8.05
Corporate related borrowings	$117.0	$—

Percentages used hereinafter are computed excluding retail contingent commission revenues. See notes to first quarter 2007 earnings release and non-GAAP financial measures on page 7 for information and reconciliations relating to certain non-GAAP information presented herein.

“Overall, I’m encouraged by 9% growth in both of our core segments, closing seven new brokerage acquisitions and posting a 16% margin in our Risk Management Segment,” said J. Patrick Gallagher, Jr., Chairman, President and Chief Executive Officer. “However, I’m not pleased with a 1.5% slippage in our Brokerage Segment’s margins. Domestic P&C brokerage revenues and margins saw pressure from the ever-softening market and we continue to experience margin dilution from building out our global reinsurance brokerage unit. On the other hand, our employee benefits brokerage unit saw both excellent revenue growth and expanding margins. As we continue to build our global franchise, our sales and service teams are putting behind the distractions of 2005 and 2006. Every day, they are working hard to give our clients the highly valued advice and service they have come to expect from Gallagher for the last 80 years.”

Brokerage Segment Highlights

•	Revenue growth of 9%, excluding one time gains of $1.2 million and $2.4 million related to sales of small books of business in 2007 and 2006, respectively, 1% of which is organic.

•

First quarter compensation expense ratio was 0.8% lower than 2006. The ratio was impacted by decreased employee benefit plan costs of 0.4% and reduced stock compensation expense of 0.4%, partially offset by unfavorable foreign currency translation of 0.5%.

•

First quarter operating expense ratio was 1.6% higher than 2006, mostly reflecting increased insurance costs of 0.5%, increased employee selling expenses of 0.5% and increased costs associated with operational improvement initiatives of 0.7%.

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Brokerage Segment Highlights (continued)

•	Pretax margin of 6%. The 1.5% margin decrease from 2006 resulted primarily from the operating expense factors discussed above.
•	First quarter effective tax rate was 41.0% in 2007 and 2006.

Risk Management Segment Highlights

•

Revenue growth of 9%, all of which is organic. Domestic revenues were up 7%, reflecting strong new business production, primarily from one large new client, and stabilizing claim count activity from existing clients. International revenues were up 22%, reflecting strength in new business and growth from existing clients.

•	First quarter compensation expense ratio was 1.0% higher than 2006. The ratio was primarily impacted by increased domestic and international headcount.

•	First quarter operating expense ratio was 1.6% lower than 2006 due to decreased insurance costs of 1.0% and favorable foreign currency translation of 0.4%.

•	Pretax margin of 16%, which was flat as compared to 2006.

•	First quarter effective tax rate was 41.0% in 2007 and 2006.

Financial Services Segment Highlights

Information regarding IRC Section 29-related Syn/Coal facilities follows:

•

Tax credits and tax credit-related revenues associated with Gallagher’s IRC Section 29-related Syn/Coal investments will phase-out if the calendar year 2007 average of the commonly reported crude oil price (NYMEX Price) per barrel reaches certain levels. The following table provides information about NYMEX oil prices and the phase-out. Information related to 2007 is estimated and actual information will not be known until the IRS publishes actual information in April 2008.

	Calendar Year
	2005 Actual	2006 Actual	2007 Estimated
Phase-out information:
Beginning phase-out NYMEX price	$59.53	$60.91	$62.00

Complete phase-out NYMEX price	$74.75	$76.46	$78.00

Calendar year average NYMEX price	$56.49	$66.01	$59.18	(1)

Full year phase-out percentage	0%	33%	13%

(1)	Through April 23, 2007.

•

It is not possible for Gallagher to predict with certainty what oil prices will average for all of calendar year 2007. When establishing its estimates for first quarter 2007 revenues, expenses and income tax provisions, Gallagher estimated an average 2007 calendar year NYMEX Price of approximately $64.00. This average would produce an IRC Section 29 phase-out of approximately 13% and was determined by using actual daily closing prices from January 1, 2007 to March 30, 2007 and with the assumption that oil prices would average $65.87 per barrel, which was the closing NYMEX Price on March 30, 2007, for the remainder of 2007.

•

Gallagher produced at or above anticipated production levels at all five Syn/Coal facilities through first quarter 2007 and intends to operate those plants throughout 2007 provided oil prices remain at levels where these facilities can continue to generate positive returns. When determining the effective income tax rate for first quarter 2007, Gallagher assumed similar production levels throughout 2007.

•

At March 31, 2007, the remaining carrying value of the five facilities and other related assets totaled $6.2 million. Gallagher has historically depreciated/amortized these assets at approximately $2.1 million per quarter and expects to continue to do so through December 31, 2007, the expiration of IRC Section 29. If oil prices rise to a level of significant phase-out, all or part of this remaining carrying value could become impaired and require a non-cash charge against earnings.

•

To partially mitigate the financial risk of a phase-out, which reduces the value of tax credits and tax credit related revenues associated with Gallagher’s IRC Section 29-related Syn/Coal investments, Gallagher has entered into an arrangement with an unaffiliated third party which constitutes a call spread on oil futures to create a financial hedge that is designed to generate gains to Gallagher in the event of certain levels of increased oil prices. This hedge is not intended to be a “perfect hedge” for accounting purposes, but is intended to mitigate a substantial portion of the negative impact to Gallagher of increased oil prices. The hedging gains are designed to offset a portion of the expenses associated with operating Gallagher’s IRC Section 29-Syn/Coal facilities in the event of a phase-out of Section 29 tax credits. Gallagher made an up-front payment of $2.7 million on January 17, 2007 to enter into this financial hedge, which will be marked to market value each quarter as part of the Financial Services Segment operating results, through December 31, 2007, the date the contract expires or the date the contract is sold, whichever is earlier. The contract had a market value of $6.7 million as of March 31, 2007.

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Financial Services Segment Highlights (continued)

•	Actual first quarter 2007 and estimated second, third and fourth quarter 2007 diluted net earnings per share for the Financial Services Segment assuming an approximate 13% phase-out are as follows:

Period	Diluted Net Earnings Per Share Range
1Q 07	$0.01	to	$0.01
2Q 07	0.04	to	0.07
3Q 07	0.17	to	0.21
4Q 07	0.06	to	0.10

Total 2007	$0.28	to	$0.39

•

The information provided above is highly dependent on future events and actual results may differ materially. Significant uncertainty with respect to future events includes continued cost saving agreements with its business associates and partners, available coal stocks and prices, weather, plant operating capacities, oil prices and the actual levels of production by quarter. Gallagher cannot at this time predict whether or to what extent it will ultimately be able to benefit from its IRC Section 29-related Syn/Coal facilities nor can Gallagher definitively estimate the revenues, income and/or tax credits that these facilities will provide.

Corporate Debt

•

Historically, Gallagher’s first quarter cash flows have been seasonally lower than in subsequent quarters. Accordingly, Gallagher maintains a line of credit which it has drawn upon in the past for various purposes. Currently, Gallagher has a $450.0 million unsecured line of credit, of which $315.4 million was unused at March 31, 2007. Principal uses of the line of credit in first quarter 2007 were as follows:

•	$79.5 million for new acquisitions and earn-out payments related to acquisitions completed prior to 2007.

•	$15.5 million for stock repurchases.

•	$9.5 million to pay operating expenses to generate IRC Section 29 Syn/Coal tax credits.

•

$17.6 million to support outstanding letters of credit, consisting of $6.5 million of self insurance collateral, $5.7 million of foreign entity capital requirements and $5.4 million related to Financial Services Segment investments.

Effective Tax Rate

•

Gallagher allocates the provision for income taxes to the Brokerage and Risk Management segments as if those segments were preparing income tax provisions on a separate company basis. As a result, the provision for income taxes for the Financial Services Segment reflects the entire benefit to Gallagher of the IRC Section 29-related credits because that is the segment which produces the credits. Gallagher historically reported, and anticipates reporting for the foreseeable future, an effective tax rate of approximately 40.0% to 42.0% in both its Brokerage Segment and its Risk Management Segment, regardless of historical or future oil prices.

•

Gallagher’s consolidated effective tax rate for first quarter 2007 was 8.0%, which is below the first quarter 2006 consolidated effective tax rate of 41.0%. The decrease results because Gallagher produced IRC Section 29-related tax credits in first quarter 2007, but not in first quarter 2006. Assuming Gallagher continues to produce IRC Section 29-related tax credits, and such credits are subject to a 13% phase-out, Gallagher projects that its consolidated effective tax rate for all of 2007 will be approximately 14.0%, which is below its 2006 consolidated effective tax rate of 16.1%. IRC Section 29-related tax credit rules expire on December 31, 2007. Accordingly, Gallagher anticipates reporting in 2008 and thereafter, an annual consolidated effective tax rate of approximately 40.0% to 42.0%.

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The company will host a webcast conference call on Wednesday, April 25, 2007 at 9:00 a.m. ET to further discuss these quarterly results. To listen, please go to www.ajg.com.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in seven countries and does business in 100 countries around the world through a network of correspondent brokers and consultants. Gallagher is traded on the New York Stock Exchange under the symbol AJG.

This press release may contain certain forward-looking statements relating to future results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors such as changes in worldwide and national economic conditions, changes in premium rates and in insurance markets generally and changes in securities and fixed income markets as well as developments in the areas of tax legislation and crude oil prices. Please refer to our filings with the Securities and Exchange Commission, including Item 1, “Business – Information Concerning Forward-Looking Statements” and Item 1A, “Risk Factors”, of our Annual Report on Form 10-K, for a more detailed discussion of these factors.

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Arthur J. Gallagher & Co.

Segment Statement of Earnings

(Unaudited—in millions except per share data)

	3 Months Ended Mar 31, 2007	3 Months Ended Mar 31, 2006

BROKERAGE SEGMENT

Commissions	$198.4	$182.2
Retail contingent commissions	0.8	1.0
Fees	40.2	34.7
Investment income and other	6.6	7.3

Revenues	246.0	225.2

Compensation	161.4	149.4
Operating	57.6	49.1
Depreciation	3.8	3.4
Amortization	7.7	5.4

Expenses	230.5	207.3

Earnings before income taxes	15.5	17.9
Provision for income taxes	6.3	7.4

Net earnings	$9.2	$10.5

Diluted net earnings per share	$0.09	$0.11
Growth—revenues excluding retail contingent commissions	9%	7%
Organic growth in commissions and fees (1)	1%	4%
Compensation expense ratio (2)	66%	67%
Operating expense ratio (3)	23%	22%
Pretax profit margin excluding retail contingent commissions (4)	6%	8%
Effective tax rate	41%	41%

RISK MANAGEMENT SEGMENT

Fees	$105.9	$97.0
Investment income	0.9	1.0

Revenues	106.8	98.0

Compensation	62.2	56.1
Operating	25.0	24.5
Depreciation	2.8	2.1
Amortization	0.1	0.1

Expenses	90.1	82.8

Earnings before income taxes	16.7	15.2
Provision for income taxes	6.8	6.2

Net earnings	$9.9	$9.0

Diluted net earnings per share	$0.10	$0.09
Growth—revenues	9%	7%
Organic growth in fees (1)	9%	7%
Compensation expense ratio	58%	57%
Operating expense ratio	23%	25%
Pretax profit margin (4)	16%	16%

Effective tax rate	41%	41%

FINANCIAL SERVICES SEGMENT

Investment income (loss):
Asset Alliance Corporation	$(2.1)	$0.9
IRC Section 29 Syn/Coal facilities:
Three unconsolidated facilities	14.6	2.1
Two consolidated facilities	18.3	—
Other alternative energy investments	—	(0.7)
Real estate, venture capital and other investments	0.5	2.0

	31.3	4.3
Investment gains (losses)	4.1	—

Revenues	35.4	4.3

Investment expenses:
IRC Section 29 Syn/Coal facilities:
Three unconsolidated facilities	7.2	3.5
Two consolidated facilities	33.2	0.3
Compensation, professional fees and other	4.0	0.6

	44.4	4.4
Interest	0.6	2.1
Depreciation	1.1	1.9

Expenses	46.1	8.4

Earnings (loss) before income taxes	(10.7)	(4.1)
Provision (benefit) for income taxes	(11.4)	(1.7)

Net earnings (loss)	$0.7	$(2.4)

Diluted net earnings (loss) per share	$0.01	$(0.03)

See notes to first quarter 2007 earnings release and non-GAAP financial measures on page 7.

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Consolidated Statement of Earnings

(Unaudited—in millions except per share data)

	3 Months Ended Mar 31, 2007	3 Months Ended Mar 31, 2006

TOTAL COMPANY

Commissions	$198.4	$182.2
Retail contingent commissions	0.8	1.0
Fees	146.1	131.7
Investment income— Brokerage and Risk Management	7.5	8.3
Investment income— Financial Services	31.3	4.3
Investment gains (losses)	4.1	—

Revenues	388.2	327.5

Compensation	223.6	205.5
Operating	82.6	73.6
Investment expenses	44.4	4.4
Interest	0.6	2.1
Depreciation	7.7	7.4
Amortization	7.8	5.5

Expenses	366.7	298.5

Earnings before income taxes	21.5	29.0
Provision for income taxes	1.7	11.9

Net earnings	19.8	17.1

Diluted net earnings per share	$0.20	$0.17

Dividends declared per share	$0.31	$0.30

Other Information
Basic weighted average shares outstanding (000s)	98,861	96,131
Diluted weighted average shares outstanding (000s)	100,128	97,779
Common shares repurchased (000s)	557	18
Annualized return on beginning stockholders’ equity (5)	9%	9%
Number of acquisitions closed	7	1
Workforce at end of period (includes acquisitions)	8,902	8,248

Net Earnings Before Investment (Gains) Losses, Depreciation, Amortization and Stock Compensation Expense (6)
Net earnings	$19.8	$17.1
Investment (gains) losses	(4.1)	—
Depreciation	7.7	7.4
Amortization	7.8	5.5
Amortization of deferred comp and restricted stock	1.4	1.8
Stock compensation expense	2.8	4.3
Tax effect	(6.2)	(7.6)

Net earnings before investment (gains) losses, depreciation, amortization and stock compensation expense	$29.2	$28.5

On a diluted per share basis	$0.29	$0.29

See notes to first quarter 2007 earnings release and non-GAAP financial measures on page 7.

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Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited—in millions except per share data)

	Mar 31, 2007	Dec 31, 2006
Cash and cash equivalents	$158.8	$208.0
Restricted cash	616.0	588.9
Unconsolidated investments—current	70.4	49.2
Premiums and fees receivable	1,306.5	1,422.3
Other current assets	117.2	107.8

Total current assets	2,268.9	2,376.2

Unconsolidated investments—noncurrent	29.5	32.5
Fixed assets related to consolidated investments—net	3.8	32.5
Other fixed assets—net	75.4	70.6
Deferred income taxes	290.0	286.8
Other noncurrent assets	97.7	91.8
Goodwill—net	358.8	316.6
Amortizable intangible assets—net	267.6	213.1

Total assets	$3,391.7	$3,420.1

Premiums payable to insurance and reinsurance companies	$1,877.8	$1,958.8
Accrued compensation and other accrued liabilities	268.3	316.4
Unearned fees	32.6	39.7
Income taxes payable	—	51.0
Other current liabilities	10.0	26.5
Corporate related borrowings	117.0	—
Investment related borrowings—current	6.8	8.9

Total current liabilities	2,312.5	2,401.3

Investment related borrowings—noncurrent	—	25.9
Other noncurrent liabilities	211.3	128.8

Total liabilities	2,523.8	2,556.0

Stockholders’ equity:
Common stock—issued and outstanding	98.9	98.4
Capital in excess of par value	299.7	285.7
Retained earnings	464.1	475.0
Accumulated other comprehensive earnings	5.2	5.0

Total stockholders’ equity	867.9	864.1

Total liabilities and stockholders’ equity	$3,391.7	$3,420.1

Other Information
Book value per share	$8.78	$8.78

Notes to First Quarter 2007 Earnings Release and Non-GAAP Financial Measures

Non-GAAP Financial Measures

This exhibit contains supplemental non-GAAP financial information within the meaning of Regulation G of the SEC’s rules. Consistent with Regulation G, a description of such information is provided below and a reconciliation of certain of such items to U.S. generally accepted accounting principles (GAAP) is provided elsewhere in this press release. Gallagher believes the items described below provide meaningful additional information, which may be helpful to investors in assessing certain aspects of Gallagher’s operating performance and financial condition that may not be otherwise apparent from GAAP. Industry peers provide similar supplemental information, although they may not use the same or comparable terminology and may not make identical adjustments. This non-GAAP information should be used in addition to, but not as a substitute for, the GAAP information.

Non-GAAP Measures Defined

(1)	Organic growth excludes the first twelve months of net commission and fee revenues generated from the acquisitions accounted for as purchases and the net commission and fee revenues related to operations disposed of in each year presented. These commissions and fees are excluded from organic revenues in order to determine the revenue growth that is associated with the operations that were a part of Gallagher in both the current and prior year. In addition, organic growth excludes contingent commission revenues.

(2)	Represents compensation expense divided by total revenues, excluding retail contingent commissions.

(3)	Represents operating expenses divided by total revenues, excluding retail contingent commissions.

(4)	Represents pretax earnings divided by total revenues, excluding retail contingent commissions.

(5)	Represents year-to-date net earnings divided by total stockholders’ equity as of the beginning of the year.

(6)	Represents net earnings before the after-tax effect of the impact investment gains (losses), depreciation, amortization, amortization of deferred compensation and restricted stock expense and stock compensation expense.

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Arthur J. Gallagher & Co.

Unconsolidated Investment Summary

(Unaudited—in millions)

	March 31, 2007		December 31, 2006		March 31, 2007
					LOCs &
					Financial		Funding
	Current	Noncurrent	Current	Noncurrent	Guarantees		Commitments
Direct and indirect investments in Asset
Alliance Corporation (AAC):
Common stock	$—	$11.5	$—	$13.7	$—		$—
Preferred stock	13.4	—	13.4	—	—		—
Indirectly held	—	1.1	—	1.1	—		—

Total AAC	13.4	12.6	13.4	14.8	—		—

Alternative energy investments:
IRC Section 29 Syn/Coal production net receivables (2)	42.6	—	25.7	—	—		—
IRC Section 29 Syn/Coal unamortized assets	4.9	—	6.6	—	—		—
Equity interest in biomass projects and pipeline	0.2	9.0	0.1	9.5	—		—
Clean energy related ventures	—	0.7	—	0.6	—		0.7
Oil price derivative	6.7	—	—	—	—		—

Total alternative energy investments	54.4	9.7	32.4	10.1	—		0.7

Real estate, venture capital and other investments	2.6	7.2	3.4	7.6	5.4	(1)	1.0

Total unconsolidated investments	$70.4	$29.5	$49.2	$32.5	$5.4		$1.7

(1)	Consists of a $4.4 million letter of credit (LOC) related to the reclamation of a former coal production site and a $1.0 million letter of credit to support the escrow requirements related to the sale of Gallagher’s home office real estate.
(2)	Due to uncertainties related to the phase-out level for 2006 and 2007, Gallagher has agreed to delay collection of a portion of the receivables until May 2007 related to 2006 production and May 2008 related to 2007 production.

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